PROSPECTUS and	PRICING SUPPLEMENT NO. 13
PROSPECTUS SUPPLEMENT, each	Dated 20 September 2007
Dated 14 October 2005	Commission File No.: 333-128071
CUSIP: 24422EQK8	Filed pursuant to Rule 424(b)(3)

U.S. $4,520,850,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

Original Issue:	25 September 2007

Maturity Date:	25 September 2008

Principal Amount:	$750,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
	(Screen LIBOR01 Page)

Index Maturity:	3 Month

Spread:	LIBOR + 18 bps

Initial Interest Determination Date:	21 September 2007

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 25th (or next Business Day) of March, June, September, and December beginning 25 December 2007

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 25th (or next Business Day) of March, June, September, and December commencing on 25 December 2007

Interest Payment Date Convention:	Modified Following, Adjusted

Regular Record Dates:	Close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date

Redemption Provisions:	None

Denominations:	$1,000

Plan of Distribution:	Name	Principal Amount Of Notes

	Banc of America Securities LLC	$262,500,000

	Merrill Lynch, Pierce, Fenner & Smith Incorporated	262,500,000

	HSBC Securities (USA) Inc.	75,000,000

	Loop Capital Markets, LLC	75,000,000

	Wachovia Capital Markets, LLC	75,000,000

	Total	$750,000,000

	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.880%, for resale at par.

Banc of America Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

HSBC Securities (USA) Inc.

Loop Capital Markets, LLC

Wachovia Capital Markets, LLC

Bank of America Securities LLC

and Merrill Lynch, Pierce, Fenner & Smith

Incorporated are acting as Joint Book-Running Managers.